Exhibit 1

MEDIA

RELEASE

17 AUGUST 2017

Westpac and Charter Hall cease discussions regarding Hastings

Further to our announcement on 24 July 2017, Westpac confirms that its discussions with Charter Hall with respect to the proposed sale of Hastings Management Proprietary Limited (Hastings) have ceased.

Westpac will continue to assess sale options and remains committed to Hastings’ clients and the business.

ENDS

Westpac Media Enquiries	Westpac Investor Relations
David Lording	Andrew Bowden
Group Head of Media Relations	T +61 2 8253 4008
M +61 419 683 411	M+61438 284 863
dlording@westpac.com.au	andrewbowden@westpac.com.au

Alexis Lindsay
Director Corporate Affairs, Institutional
M +61 466 474 731
alexis.lindsay@westpac.com.au